Form of Carrier Award Agreement – 2023 Annual Grant
LTIP Award Agreement
I hereby accept this award, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “LTIP”) and the Schedule of Terms applicable to this award, including, but not limited to the post-employment restrictions set forth therein (confidentiality, non-competition, non-solicitation, and non-disparagement), and the associated restrictive period.  I understand that these documents are available on the UBS site and acknowledge that I have had the opportunity to review these documents.  I understand that hard copy documents are also available from the Company at my request.  I understand the conditions upon which my award is subject to forfeiture and / or recoupment.  I accept responsibility for any tax liabilities associated with this award at the time of grant, lapse, exercise and / or sale and I authorize the Company and / or its Affiliates, in its sole discretion, to withhold any amounts necessary to comply with tax withholding and filing requirements. In accepting this award, I voluntarily consent to and authorize the Company, its Affiliates, and its third-party administrators to collect, use, process, transmit and hold my personal data (including sensitive personal data), in electronic or other form, as required for the implementation, administration, and management of the LTIP and this award within or outside the country in which I reside or work.  I understand that if I do not want to have my personal data shared, I may choose to not accept this award.  I understand and accept that the LTIP and all Awards made, and actions taken thereunder, are governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws and, where applicable, the laws of the United States.
I have read and understand the terms and conditions of this award as documented in the LTIP and Schedule of Terms.  I agree that my electronic signature constitutes my final and binding agreement to such terms and conditions.
Award highlights:

Grant Type	Performance Share Unit (PSU)
Award Weighting (% of total award)	50%
Grant Date	February 1, 2023
Vest Date	February 1, 2026
Performance Period	January 1, 2023 to December 31, 2025
Performance Measure 1	Earnings per Share (EPS) Compound Annual Growth Rate (CAGR)
Performance Measure 1 Weighting	50%
Performance Measure 1 Payout Range	0% to 200%
Performance Measure 2	Total Shareholder Return (TSR) relative to a subset of industrial companies in the S&P 500 index approved by the Carrier Compensation Committee
Performance Measure 2 Weighting	50%
Performance Measure 2 Payout Range	0% to 200%; maximum payout of 100% if TSR is negative (regardless of relative performance)
Dividend Eligibility	PSUs do not earn dividends/dividend equivalents

Grant Type	Stock Appreciation Right (SAR)
Award Weighting (% of total award)	50%
Grant Date	February 1, 2023
Vest Date	February 1, 2026
Expiration Date	January 31, 2033
Grant Price	Closing stock price on grant date